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DOLLAR GENERAL REPORTS INCREASED DECEMBER SALES;

ANNOUNCES OPENING SIX STORES IN DECEMBER

GOODLETTSVILLE, Tenn. – January 8, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the December five-week period ended January 2, 2004, equaled $911.0 million compared with $807.4 million last year, an increase of 12.8 percent. Same-store sales for the December period increased 4.3 percent compared with a 2.3 percent increase in the prior year December period.  The average customer purchase in December was approximately $9.69 compared to $9.51 in the same period last year.  Customer transactions in same-stores increased approximately 2.7 percent.

December sales by major merchandise category are as follows:

	FY 2003	FY 2002	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	50%	48%	+7%
Seasonal	27%	27%	+5%
Home Products	13%	14%	-5%
Basic Clothing	10%	11%	0%

Departments reporting the strongest same-store percentage sales increases for December include the domestics department, the ladies department and the home cleaning and food department.

For the nine weeks ended January 2, 2004, Dollar General total retail sales increased 11.8 percent to $1.5 billion from $1.3 billion in the same period a year ago.  Same-store sales for the nine-week period increased 3.3 percent.

For the 48 weeks ended January 2, 2004, Dollar General total retail sales increased 12.7 percent to $6.4 billion from $5.7 billion in the same period a year ago.  Same-store sales for the 48 weeks increased 4.1 percent.

For the five weeks ended January 2, 2004, Dollar General reported opening six stores. To date, the Company has opened 673 stores and closed 80 stores this fiscal year.  The six newest store locations include one each in Georgia, North Carolina, Tennessee and Texas; and two in Virginia.

Discontinuance of Monthly Sales Outlook

Dollar General also announced that the Company would discontinue providing a monthly sales outlook. Forward-looking estimates are imprecise and the Company believes that such predictions may lead to undue emphasis on short-term sales results. The Company will continue providing actual sales results on a monthly basis.

Dollar General is a Fortune 500® discount retailer with 6,706 neighborhood stores as of January 2, 2004.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.

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